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                                  EXHIBIT 21.1

                 LIONS GATE ENTERTAINMENT CORP. AND SUBSIDIARIES

408376 B.C. Ltd.                                           British Columbia
Christal Films Distribution Inc. (1)                       Quebec
Cinepix Films Inc.(2)                                      Quebec
CineGroupe Corporation (3)                                 Quebec
CinemaNow, Inc. (4)                                        California
Lions Gate Entertainment Corp.                             British Columbia
Lions Gate Entertainment Inc.                              Delaware
Lions Gate Films Corp.                                     Canada
Lions Gate Films Inc.                                      Delaware
Lions Gate Studio BC Partnership                           British Columbia
Lions Gate Television Inc.                                 Delaware

(1) Lions Gate Films Corp. owns 75% of the Class A (equity) shares, which represents 30% of the votes and 100% of Class C (financing) shares. We do not have voting control over this entity.

(2) Lions Gate Films Corp. owns 75% of the Class B (equity) shares, 25% of the Class C (control) shares and 100% of the Class D shares. Cinepix Inc., owned by John Dunning and Andre Link, owns the remaining 25% of the Class B and 75% of the Class C shares.

(3) Cinepix Animation Inc., a subsidiary of Cinepix Films Inc., holds 26% of the Class A Common Shares (one vote) and 100% of the Class B Common Shares (10 votes), representing a 29% equity interest and a 50.01% voting interest.

(4) Lions Gate Films, Inc. holds 90.2% of the common shares and 17.5% of the Series C Convertible Preferred Shares, which represents 55.0% of the total equity shares. We do not have voting control over this entity.

* Lions Gate Television Corp. (British Columbia) is not a subsidiary. The shares of Lions Gate Television Corp. are owned by a trust, the trustee of which is Frank Giustra, our former Chairman of the Board. The beneficiaries of the trust are us, our subsidiaries and Lions Gate Television Corp. The trust terminates in June 2004.